Exhibit 10.11

RELATIONAL ADVISORS LLC 12400 High Bluff Drive • Suite 600 • San Diego, California 92130 • Telephone (858) 704-3300 • Fax (858) 704-3340

May 18, 2005

Gerry Wang

Chief Executive Officer

Seaspan Corporation

200 Granville Street, Suite 2600

Vancouver, BC Canada V6C, 1S4

Dear Gerry,

1)	This Agreement inclusive of Annex A (the “Agreement”), confirms that Seaspan Container Lines, Ltd., its affiliates, successors and/or assignees (the “Company”) has engaged Relational Advisors LLC (“Relational”) to act as its financial advisor. As financial advisor, Relational will be advising the Company on the Initial Public Offering of shares in the Company or a newly formed entity comprising all or a portion of the assets of the Company (the “Offering”) and any of the following:

(i.)	assist in the selection of underwriters;

(ii.)	assist in corporate governance matters;

(iii.)	review and/or assist in the preparation of financial projections for the Company;

(iv.)	provide advice on pro forma capitalization;

(v.)	provide advice on the proper pricing for the offering;

(vi.)	assist in raising debt facilities to support the Company’s new capital structure;

(vii.)	such other matters as you may reasonably request.

Specifically, our services shall consist of assistance with respect to the Offering or any transaction similar to any of the foregoing, whether directly or indirectly, or in a single transaction or series of transactions (individually or collectively, a “Transaction”).

2)

In connection with this Agreement, and in the event that the Company and/or any entity substantially owned by the Company and/or any partnership, affiliate and/or joint venture of the Company consummates a Transaction, the Company shall pay or cause Relational to be paid a fee equal to ten percent (10.0%) of the six percent (6.0%) Underwriting Spread. The Relational fee is to be paid from the six percent (6.0%) Underwriting Spread and is not an incremental fee. “Underwriting Spread” shall mean the difference between the public offering price per share and the price received by the Company per share multiplied by the number of shares sold in the Offering, including the underwriters’ over allotment option or “Green

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Shoe”. Any fee pursuant to this subparagraph shall be paid in cash by wire transfer of immediately available funds simultaneously upon closing or consummation of such Transaction and/or the exercising and closing of the “Green Shoe”.

3)	In addition to the foregoing compensation, and regardless of whether or not a Transaction occurs, the Company shall reimburse Relational (or cause Relational to be reimbursed) for reasonable out-of-pocket expenses, which shall include the reasonable fees and disbursements of our counsel, as they are incurred.

4)	Since Relational will be acting on the Company’s behalf, the Company agrees to provide Relational with an Indemnification, attached as Annex A. Further, in connection with this engagement, Relational is acting as an independent contractor and not in any other capacity, with duties owing solely to the Company, and nothing in this Agreement is intended to create an agency and/or other fiduciary relationship between the parties and/or any of their affiliates, directors, officers, principals, agents and/or employees. The sole obligation of Relational hereunder shall be the contractual obligations specifically created by this Agreement. The Company acknowledges to Relational that the Company’s executive officers and directors have sufficient knowledge, experience and sophistication with respect to financial matters, the capital markets, transactions such as mergers, acquisitions, dispositions, recapitalizations, initial public offerings and business combinations to enable the Company to independently evaluate any recommendation made by Relational with respect to such matters and to act knowledgeably with respect thereto and that the Company is not relying exclusively on Relational and/or any of its employees, principals, owners, directors, officers and/or agents in determining the actions, if any, to be taken by the Company with respect to such matters. The Company further acknowledges that the final decision with respect to any action taken by the Company pertaining to any matter under Relational’s engagement shall be that of the Company. The Company acknowledges that it has been given an opportunity to be represented by counsel in connection with this engagement. Any rule of law and/or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

5)	Relational’s services under this Agreement may be terminated by the Company or by Relational upon written notice to the other party. If the Company elects to terminate Relational’s services hereunder or if this Agreement terminates in accordance with its terms, then promptly following such termination, (i) any and all due but unpaid fees shall be paid to Relational by the Company and (ii) any and all reimbursable expenses incurred before the date of termination shall be paid to Relational by the Company. If Relational elects to terminate this Agreement, any and all due but unpaid fees and/or reimbursable expenses incurred before the date of termination shall be paid to Relational by the Company promptly following such termination. Notwithstanding the foregoing, the provisions of the preceding paragraph shall survive any termination, whether by the Company, or by Relational, as a result of the passage of time or otherwise.

6)

Any written and/or oral opinion or other advice provided by Relational, whether formal or informal, in connection with our engagement hereunder is exclusively for the information of the Board of Directors and senior management of the Company, and may not be disclosed, in

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whole or in part, to any third party and/or circulated and/or referred to publicly by the Company, nor may the Company permit any third party to disclose, circulate and/or refer to such information without Relational’s prior written consent. Further, Relational shall have the opportunity prior to any dissemination to review and approve in writing any public announcement by the Company that includes reference to Relational.

7)	In connection with Relational’s engagement, the Company will furnish, and/or arrange to have furnished, to Relational such information requested by Relational for purposes of performing the services hereunder. It is understood that Relational will be entitled to rely on and use such information and other information that was made publicly available by the Company without independent investigation and/or verification thereof and will not be responsible in any way for the accuracy, completeness and/or reasonableness of any such information or to conduct any independent verification thereof or any appraisal of assets. Relational agrees that all non-public information concerning the Company which is given to Relational will be used solely in the course of the performance of Relational’s services hereunder and will be treated confidentially for so long as it remains non-public. Except as otherwise required by law, judicial and/or regulatory process, Relational will not disclose this information to a third party without the consent of the Company.

8)	The Company acknowledges that Relational may, at its option and expense and after consummation of a Transaction, place announcements and/or advertisements and/or otherwise publicize the Transaction and Relational’s role in it (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website) on Relational’s Internet Website, marketing materials and in such financial and other newspapers and journals as it may choose, stating that Relational has acted as financial advisor to the Company in connection with the Transaction and/or Financing. Furthermore, if requested by Relational, the Company shall include a mutually acceptable reference to Relational in any press release and/or other public announcement made by the Company regarding the Transaction.

9)	This Agreement is governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

10)	The invalidity and/or enforceability of any provision of this Agreement shall not affect the validity and/or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. The Agreement may not be amended and/or modified, except in writing, signed by each of the parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

11)	This Agreement shall begin as of the date hereof and shall continue to a date of one (1) year after the date hereof, unless terminated earlier by the parties as provided in paragraph five (5) or extended by mutual written consent of the parties.

Please sign and return the duplicate of this Agreement and all attachments thereto, which shall thereupon constitute a binding agreement. The provisions of Annex A and paragraphs four (4), five

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(5), six (6), seven (7), eight (8), nine (9), ten (10) and, to the extent provided in paragraph five (5), the provisions of paragraphs two (2) and three (3), shall survive termination of this Agreement.

This Agreement represents our entire agreement and supersedes any and all prior agreements and/or understandings between the Company and Relational in connection with the engagement.

Very truly yours,

/s/ JAMES ZEHENTBAUER
RELATIONAL ADVISORS LLC

By: James Zehentbauer

Principal

Confirmed:	/s/ GERRY WANG

Seaspan Container Lines Ltd.

By: Gerry Wang

Title: Chief Executive Officer

Date: July 12, 2005

Annex A

The Company will reimburse Relational Advisors LLC (“Relational”), and its affiliates and Relational’s and its affiliates’ respective directors, officers, principals, owners, agents, or employees, or each other person, if any, controlling Relational or any of its affiliates (individually or collectively, the “Indemnified Parties”), for any and all expenses (including but not limited to fees and expenses of counsel and the cost of any investigation, preparation and retention of expert witnesses) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding brought by any person or entity, including stockholders of the Company, any governmental or regulatory agency or otherwise, related to, arising out of or in connection with this engagement or any matter referred to in this Agreement, whether or not pending or threatened and whether or not any Indemnified Party is a party thereto. The Company also will indemnify and hold harmless each of the Indemnified Parties from and against any and all losses, claims, damages, liabilities and expenses related to, arising out of or in connection with this engagement or any matter referred to in this Agreement, except to the extent that any such loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of Relational in performing the services that are the subject of this Agreement.

If for any reason the foregoing indemnification is unavailable to the Indemnified Parties (other than in accordance with the terms hereof) or insufficient to hold them harmless, then in lieu of indemnification the Company shall contribute to the amount paid or payable by the Indemnified Parties as a result of such loss, claim, damage, liability or expense (i) in such proportion as is appropriate to reflect the relative benefits to Relational, on the one hand, and the Company, on the other hand, of this engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of Relational and the Company, as well as any other relevant equitable considerations; provided, however, in no event shall Relational’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Relational under this engagement. For the purposes of this agreement, the relative benefits to the Company and Relational of the engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company’s stockholders, as the case may be, in the transaction or transactions that are the subject of this engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to Relational under this engagement.

The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or the Indemnified Parties. The Company also agrees that none of the Indemnified Parties shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either this engagement or any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of Relational in performing the services that are the subject of this Agreement.

The Company will not, without the prior written consent of Relational, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder whether or not any Indemnified Party is a party thereto, unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, claim, suit or proceeding.

Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Annex A, the Company will notify Relational in writing thereof (if not previously so notified) and, if requested by Relational, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this paragraph, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to Relational.

The Company hereby consents to personal jurisdiction and service and venue in any appropriate court in which any claim which is subject to this agreement is brought against any of the Indemnified Parties. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either this engagement or any matter referred to in this Agreement is hereby waived by the parties hereto.

It is understood that, in connection with Relational’s engagement, it may also be engaged to act for the Company in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this Annex A shall apply to the original engagement, any such additional engagement and any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of Relational’s engagement(s).